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                                                                    EXHIBIT 99.2


                                SUPPORT AGREEMENT

                                  April 8, 2004

Diamond Bancorp, Inc.
c/o Northbrook Investments, LLC
500 Skokie Boulevard, Suite 310
Northbrook, Illinois  60062

Attention:  David Hokin, President

Dear Mr. Hokin:

         The undersigned (the "Stockholder") owns shares, either of record or beneficially, of the common stock of North Bancshares, Inc. ("North"). The Stockholder understands that you, Diamond Bancorp, Inc. ("Purchaser"), are simultaneously herewith entering into an Agreement and Plan of Merger (the "Merger Agreement") with North providing for, among other things, the merger of North with Purchaser or a subsidiary of Purchaser (the "Merger"), in which the outstanding shares of common stock of North will be exchanged for common stock of Purchaser and/or cash, or alternatively, solely for cash.

         The Stockholder is entering into this Support Agreement to induce Purchaser to simultaneously enter into the Merger Agreement.

         The Stockholder confirms his, her or its agreement with Purchaser as follows:

         1. The Stockholder represents and warrants that the Stockholder is the record or beneficial owner (other than shares held in a fiduciary capacity for others) of that number of shares of common stock of North which is set forth opposite the Stockholder's signature on this Support Agreement (the "Existing Shares").

         2. The Stockholder agrees that he, she or it will not, and will not permit any company, trust or other entity controlled by the Stockholder to, contract to sell, sell or otherwise transfer or dispose of any of the Existing Shares, or any shares of common stock of North subsequently acquired or beneficially owned by the Stockholder (the "Additional Shares" and together with the Existing Shares, collectively, the "Shares") other than (i) pursuant to a transfer where the transferee has agreed in writing to abide by the terms of this Support Agreement in a form reasonably satisfactory to Purchaser or (ii) for transfers by will or operation of law; provided, however, that nothing in this Support Agreement shall prevent the Stockholder from discharging his or her fiduciary duties as a member of the Board of Directors of North.


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         3.       The Stockholder agrees to vote (or cause to be voted) all of the Shares in favor of the adoption of the Merger Agreement at any meeting of stockholders of North called to consider and vote on such matters; provided, however, that nothing in this Support Agreement shall prevent the Stockholder from discharging his or her fiduciary duties as a member of the Board of Directors of North.

         4. The Stockholder represents and warrants to Purchaser that (a) the Stockholder has full legal capacity, power and authority to enter into and perform this Support Agreement, and (b) this Support Agreement is the legal, valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         5. It is a condition to the effectiveness of this Support Agreement that the Merger Agreement shall have been executed.

         6. This Support Agreement shall automatically terminate upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the adoption of the Merger Agreement by the stockholders of North.

         7. This Support Agreement may not be amended, modified or supplemented except in writing by the parties hereto.

         8. This Support Agreement evidences the entire agreement between the parties hereto with respect to the matters provided for herein, and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein.

         9. The parties agree that, if any provision of this Support Agreement shall under any circumstances be deemed invalid or inoperative, this Support Agreement shall be construed with the invalid or inoperative provisions deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

         10. This Support Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         11. The validity, construction, enforcement and effect of this Support Agreement shall be governed by the laws of the State of Delaware.

         12. This Support Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and upon their respective executors, personal representatives, administrators, heirs, legatees, guardians, other legal representatives and successors. This Support Agreement shall survive the death or incapacity of the Stockholder.

         13. The Stockholder agrees that, in the event of his, her or its breach of any of the terms of this Support Agreement, Purchaser shall be entitled to such remedies and relief against the


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Stockholder as are available at law or in equity. The Stockholder acknowledges that there is not an adequate remedy at law to compensate Purchaser for a violation of this Support Agreement, and irrevocably waives, to the extent permitted by law, any defense that he, she or it might have based on the adequacy of a remedy at law which might be asserted as a bar to specific performance, injunctive relief, or other equitable relief. The Stockholder agrees to the granting of injunctive relief, without the posting of any bond, and further agrees that if any bond shall be required, such bond shall be in a nominal amount.

         Please confirm that the foregoing correctly states the understanding between the Stockholder and Purchaser by signing and returning to the Stockholder a counterpart hereof.

                                           SIGNATURE OF STOCKHOLDER:

Number of Shares: _______________          Very truly yours,


                                           ------------------------------------
                                             (Signature)


                                           ------------------------------------
                                             (Identify fiduciary capacity of
                                                Stockholder, if applicable)


                                           ------------------------------------
                                             (Print Name of Stockholder)


                                           ------------------------------------
                                           (Print Name of Trust, if applicable)



Accepted and Agreed to as of this
8th day of April, 2004:

DIAMOND BANCORP, INC.


By:
   ----------------------------------
         Authorized Officer


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